Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

SALLIE MAE REPORTS SECOND-QUARTER 2016 FINANCIAL RESULTS
Private Education Loan Portfolio Grows 32 Percent From Year-Ago Quarter to $12.2 Billion
Net Interest Income Increases 26 Percent From Year-Ago Quarter to $213 Million
Company Earns $.12 Per Diluted Share, Originates $423 Million of Private Education Loans in Quarter

NEWARK, Del., July 20, 2016 — Sallie Mae (NASDAQ: SLM), formally SLM Corporation, today released second-quarter 2016 financial results that include marked growth in portfolio size and net interest income. In the second-quarter 2016, the company’s private education loan portfolio grew 32 percent to $12.2 billion and net interest income increased 26 percent to $213 million, as compared to the year-ago quarter. The company earned $.12 per diluted share in the quarter and originated $423 million of private education loans.
“As we enter the peak season for higher education funding, we are well positioned to provide excellent service to our customers as a result of the investments we have made in our platform during our first two years as a stand-alone company,” said Raymond Quinlan, Chairman and CEO. “Due to these investments, we continue to increase the efficiency of our operations and improve our efficiency ratio. What is even more gratifying is the continuing success of our customers and how they are managing their financial responsibilities.”
For the second-quarter 2016, GAAP net income was $57 million, compared with $91 million in the year-ago quarter. GAAP net income attributable to the company’s common stock was $52 million ($.12 diluted earnings per share) in the second-quarter 2016, compared with $86 million ($.20 diluted earnings per share, including $.11 per share attributable to gains on sales of loans, net) in the year-ago quarter. The year-over-year decrease was primarily attributable to a $77-million decrease in gains on sales of loans, a $26-million increase in provisions for credit losses and a $4-million increase in total expenses, which were offset by a $45-million increase in net interest income and a $25-million decrease in income tax expense.
Second-quarter 2016 results vs. second-quarter 2015 included:

•	Private education loan originations of $423 million, up 10 percent.

•	Net interest income of $213 million, up 26 percent.

•	Net interest margin of 5.84 percent, up 33 basis points.

•	Average private education loans outstanding of $12.2 billion, up 30 percent.

•	Average yield on the private education loan portfolio of 7.98 percent, up 2 basis points.

•	Private education loan provision for loan losses of $42 million, up from $15 million.

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Loans in forbearance were 2.9 percent of private education loans in repayment and forbearance, down from 5.7 percent. The year-ago quarter included the effect of disaster forbearance granted to customers in flood-impacted areas.

•	Delinquencies as a percentage of private education loans in repayment were 2.1 percent, up from 1.7 percent.
Core earnings for the second-quarter 2016 were $56 million, compared with $91 million in the year-ago quarter. Core earnings attributable to the company’s common stock were $51 million ($.12 diluted earnings per share) in the second-quarter 2016, compared with $86 million ($0.20 diluted earnings per share) in the year-ago quarter. Second-quarter 2016 GAAP results included $1.5 million of pre-tax gains from derivative accounting treatment that are excluded from core earnings results, vs. pre-tax gains of $0.6 million in the year-ago period.
Sallie Mae provides core earnings because it is one of several measures used to evaluate management performance and allocate corporate resources. The difference between core earnings and GAAP net income is driven by mark-to-market unrealized gains and losses on derivative contracts recognized in GAAP, but not in core earnings results. Management believes its derivatives are effective economic hedges, and, as such, they are a critical element of the company’s interest rate risk management strategy.
Total Expenses
Total expenses were $95 million in the second-quarter 2016, compared with $91 million in the year-ago quarter (which included $1 million of reorganization expenses). Operating expenses grew only 5.5 percent from the year-ago quarter, despite a 32-percent increase in the company’s private education loan portfolio, resulting in a marked improvement in operating efficiency. The operating efficiency ratio decreased to 41.6 percent in the second-quarter 2016, from 49.9 percent in the year-ago quarter.
Income Tax Expense
Income tax decreased to $35 million in the second-quarter 2016 from $60 million in the year-ago quarter. The effective income tax rate decreased to 37.7 percent in the second-quarter 2016 from 39.8 percent in the year-ago quarter, primarily as a result of lower state tax rates.
Capital
The regulatory capital ratios of the company’s Sallie Mae Bank subsidiary continue to exceed guidelines for institutions considered “well capitalized.” At June 30, 2016, Sallie Mae Bank’s regulatory capital ratios were as follows:

	June 30, 2016	"Well Capitalized" Regulatory Requirements
Common Equity Tier 1 Capital (to Risk-Weighted Assets)	13.5 percent	6.5 percent
Tier 1 Capital (to Risk-Weighted Assets)	13.5 percent	8.0 percent
Total Capital (to Risk-Weighted Assets)	14.5 percent	10.0 percent
Tier 1 Capital (to Average Assets)	12.2 percent	5.0 percent
Deposits
Deposits at the company totaled $11.9 billion ($6.9 billion in brokered deposits and $5.0 billion in retail and other deposits) at June 30, 2016, compared to $10.3 billion ($6.5 billion in brokered deposits and $3.8 billion in retail and other deposits) at June 30, 2015.
Guidance
The company expects 2016 results to be as follows:

•	Full-year diluted core earnings per share between $.51 and $.52.

•	Full-year private education loan originations of $4.6 billion.

•	Full-year operating efficiency ratio improvement of 10 percent.

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Sallie Mae will host an earnings conference call tomorrow, July 21, 2016, at 8 a.m. EDT. Sallie Mae executives will be on hand to discuss various highlights of the quarter and to answer questions related to Sallie Mae’s performance. Individuals interested in participating in the call should dial 877-356-5689 (USA and Canada) or dial 706-679-0623 (international) and use access code 33368953 starting at 7:45 a.m. EDT. A live audio webcast of the conference call may be accessed at www.SallieMae.com/investors. A replay of the conference call will be available approximately two hours after the call’s conclusion and will remain available through August 3, 2016, by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 33368953.
Presentation slides for the conference call may be accessed at www.SallieMae.com/investors under the webcasts tab.

This press release contains “forward-looking statements” and information based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2015 (filed with the Securities and Exchange Commission (“SEC”) on Feb. 26, 2016) and subsequent filings with the SEC; increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; changes in accounting standards and the impact of related changes in significant accounting estimates; any adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s exposure to third parties, including counterparties to the company’s derivative transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The company could also be affected by, among other things: changes in its funding costs and availability; reductions to its credit ratings; failures or breaches of its operating systems or infrastructure, including those of third-party vendors; damage to its reputation; failures to successfully implement cost-cutting and restructuring initiatives and adverse effects of such initiatives on the company's business; risks associated with restructuring initiatives; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in law and regulations with respect to the student lending business and financial institutions generally; changes in banking rules and regulations, including increased capital requirements; increased competition from banks and other consumer lenders; the creditworthiness of its customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of its earning assets versus its funding arrangements; rates of prepayments on the loans made by the company and its subsidiaries; changes in general economic conditions and the company's ability to successfully effectuate any acquisitions; and other strategic initiatives. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions, including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements to conform such statements to actual results or changes in its expectations.
The company reports financial results on a GAAP basis and also provides certain “Core Earnings” performance measures. The difference between the company’s “Core Earnings” and GAAP results for the periods presented were the unrealized, mark-to-market gains/losses on derivative contracts (excluding current period accruals on the derivative instruments), net of tax. These are recognized in GAAP, but not in “Core Earnings” results. The company provides “Core Earnings” measures because this is what management uses when making management decisions regarding the company’s performance and the allocation of corporate resources. The company’s “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies.
For additional information, see “Management's Discussion and Analysis of Financial Condition and Results of Operations — GAAP Consolidated Earnings Summary -‘Core Earnings’ ” in the company’s Form 10-Q for the quarter ended June 30, 2016 for a further discussion and the “‘Core Earnings’ to GAAP Reconciliation” table in this press release for a complete reconciliation between GAAP net income and “Core Earnings.”

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Sallie Mae (NASDAQ: SLM) is the nation’s saving, planning, and paying for college company. Whether college is a long way off or just around the corner, Sallie Mae offers products that promote responsible personal finance, including private education loans, Upromise rewards, scholarship search, college financial planning tools, and online retail banking. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

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Contacts:

Media:	Martha Holler, 302-451-4900, martha.holler@salliemae.com, Rick Castellano, 302-451-2541, rick.castellano@salliemae.com
Investors:	Brian Cronin, 302-451-0304, brian.cronin@salliemae.com
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Selected Financial Information and Ratios
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per share data and percentages)	2016	2015	2016	2015

Net income attributable to SLM Corporation common stock	$51,962	$86,146	$112,738	$129,022
Diluted earnings per common share attributable to SLM Corporation	$0.12	$0.20	$0.26	$0.30
Weighted average shares used to compute diluted earnings per share	431,796	432,742	431,349	432,523
Return on assets	1.5%	2.8%	1.6%	2.2%
Operating efficiency ratio(1)	41.6%	49.9%	41.0%	47.3%

Other Operating Statistics
Ending Private Education Loans, net	$12,183,293	$9,245,259	$12,183,293	$9,245,259
Ending FFELP Loans, net	1,062,133	1,177,649	1,062,133	1,177,649
Ending total education loans, net	$13,245,426	$10,422,908	$13,245,426	$10,422,908

Average education loans	$13,294,309	$10,556,020	$13,107,635	$10,622,272
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(1) The operating efficiency ratio is calculated as total expenses, excluding restructuring and other reorganization expenses, divided by net interest income (before provisions for credit losses) and other income, excluding gains on sales of loans, net.

SLM CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	June 30,	December 31,
	2016	2015
Assets
Cash and cash equivalents	$1,042,915	$2,416,219
Available-for-sale investments at fair value (cost of $203,480 and $196,402, respectively)	206,785	195,391
Loans held for investment (net of allowance for losses of $144,925 and $112,507, respectively)	13,245,426	11,630,591
Restricted cash and investments	34,297	27,980
Other interest-earning assets	53,555	54,845
Accrued interest receivable	719,875	564,496
Premises and equipment, net	86,512	81,273
Tax indemnification receivable	160,325	186,076
Other assets	80,239	57,227
Total assets	$15,629,929	$15,214,098

Liabilities
Deposits	$11,900,083	$11,487,707
Short-term borrowings	—	500,175
Long-term borrowings	1,038,029	579,101
Income taxes payable, net	79,904	166,662
Upromise related liabilities	260,127	275,384
Other liabilities	154,875	108,746
Total liabilities	13,433,018	13,117,775

Commitments and contingencies

Equity
Preferred stock, par value $0.20 per share, 20 million shares authorized:
Series A: 3.3 million and 3.3 million shares issued, respectively, at stated value of $50 per share	165,000	165,000
Series B: 4 million and 4 million shares issued, respectively, at stated value of $100 per share	400,000	400,000
Common stock, par value $0.20 per share, 1.125 billion shares authorized: 433.9 million and 430.7 million shares issued, respectively	86,769	86,136
Additional paid-in capital	1,149,783	1,135,860
Accumulated other comprehensive loss (net of tax benefit of $20,944 and $9,949, respectively)	(33,853)	(16,059)
Retained earnings	478,947	366,609
Total SLM Corporation stockholders' equity before treasury stock	2,246,646	2,137,546
Less: Common stock held in treasury at cost: 5.8 million and 4.4 million shares, respectively	(49,735)	(41,223)
Total equity	2,196,911	2,096,323
Total liabilities and equity	$15,629,929	$15,214,098

SLM CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Interest income:
Loans	$251,675	$195,287	$496,905	$393,143
Investments	2,371	2,386	4,962	5,106
Cash and cash equivalents	1,195	801	2,829	1,581
Total interest income	255,241	198,474	504,696	399,830
Interest expense:
Deposits	35,409	29,482	69,423	59,052
Interest expense on short-term borrowings	2,060	735	4,223	1,567
Interest expense on long-term borrowings	5,006	—	8,421	—
Total interest expense	42,475	30,217	82,067	60,619
Net interest income	212,766	168,257	422,629	339,211
Less: provisions for credit losses	41,793	15,558	74,395	32,176
Net interest income after provisions for credit losses	170,973	152,699	348,234	307,035
Non-interest income:
Gains on sales of loans, net	—	76,874	—	76,874
Gains on derivatives and hedging activities, net	2,142	1,602	1,788	4,894
Other	13,683	10,912	34,711	18,919
Total non-interest income	15,825	89,388	36,499	100,687
Expenses:
Compensation and benefits	44,570	38,572	94,779	79,775
Other operating expenses	50,207	51,227	92,883	91,211
Total operating expenses	94,777	89,799	187,662	170,986
Acquired intangible asset impairment and amortization expense	261	370	521	740
Restructuring and other reorganization expenses	—	744	—	5,401
Total expenses	95,038	90,913	188,183	177,127
Income before income tax expense	91,760	151,174	196,550	230,595
Income tax expense	34,555	60,158	73,430	91,880
Net income	57,205	91,016	123,120	138,715
Preferred stock dividends	5,243	4,870	10,382	9,693
Net income attributable to SLM Corporation common stock	$51,962	$86,146	$112,738	$129,022
Basic earnings per common share attributable to SLM Corporation	$0.12	$0.20	$0.26	$0.30
Average common shares outstanding	427,942	425,688	427,526	425,061
Diluted earnings per common share attributable to SLM Corporation	$0.12	$0.20	$0.26	$0.30
Average common and common equivalent shares outstanding	431,796	432,742	431,349	432,523

“Core Earnings” to GAAP Reconciliation

The following table reflects adjustments associated with our derivative activities.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share amounts)	2016	2015	2016	2015

“Core Earnings” adjustments to GAAP:
GAAP net income	$57,205	$91,016	$123,120	$138,715
Preferred stock dividends	5,243	4,870	10,382	9,693
GAAP net income attributable to SLM Corporation common stock	$51,962	$86,146	$112,738	$129,022

Adjustments:
Net impact of derivative accounting(1)	(1,470)	(632)	(428)	(2,901)
Net tax effect(2)	(562)	(252)	(164)	(1,157)
Total “Core Earnings” adjustments to GAAP	(908)	(380)	(264)	(1,744)

“Core Earnings” attributable to SLM Corporation common stock	$51,054	$85,766	$112,474	$127,278

GAAP diluted earnings per common share	$0.12	$0.20	$0.26	$0.30
Derivative adjustments, net of tax	—	—	—	0.00
“Core Earnings” diluted earnings per common share	$0.12	$0.20	$0.26	$0.29
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(1) Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic unrealized gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. Under GAAP, for our derivatives held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0.

(2) “Core Earnings” tax rate is based on the effective tax rate at the Bank where the derivative instruments are held.